Exhibit 5.1

[White & Case LLP Letterhead]

March 3, 2017

The Walt Disney Company

500 South Buena Vista Street

Burbank, California  91521

Re:                             Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to The Walt Disney Company, a Delaware corporation (the “Company”), in connection with the proposed issuance and sale of $400,000,000 aggregate principal amount of the Company’s Floating Rate Notes Due 2020 (the “2020 Floating Rate Notes”), $600,000,000 aggregate principal amount of the Company’s 1.950% Notes Due 2020 (the “2020 Notes”), $500,000,000 aggregate principal amount of the Company’s Floating Rate Notes Due 2022 (the “2022 Floating Rate Notes”) and $500,000,000 aggregate principal amount of the Company’s 2.450% Notes Due 2022 (the “2022 Notes” and, together with the 2020 Floating Rate Notes, the 2020 Notes and the 2022 Floating Rate Notes, the “Notes”), pursuant to the Pricing Supplement No. 1, dated March 1, 2017 (the “Pricing Supplement”), supplementing (i) the prospectus supplement dated July 20, 2016 (the “Prospectus Supplement”) and (ii) the prospectus dated July 20, 2016 (the “Base Prospectus”) that forms part of the Company’s Registration Statement on Form S-3 (File No. 333-212597) filed with the Securities and Exchange Commission (the “SEC”) by the Company (the “Registration Statement”).  As used in this letter, the term “Prospectus” means, collectively, the Pricing Supplement, Prospectus Supplement and Base Prospectus.  The Notes are to be issued under a Senior Debt Securities Indenture dated as of September 24, 2001 (the “Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

We have examined (i) the Prospectus, (ii) the Registration Statement, (iii) the Indenture, (iv) the forms of the Notes, (v) the executed Terms Agreement dated as of March 1, 2017 among the Company and Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as Representatives of the Underwriters named therein, (vi) the Restated Certificate of Incorporation of the Company, as currently in effect, (vii) the Amended and Restated Bylaws of the Company as currently in effect, (viii) resolutions of the Board of Directors of the Company relating to, among other things, the Registration Statement, the securities to be sold thereunder and the Indenture (the “Board Resolutions”), and (ix) officers’ certificates executed by duly authorized officers of the Company establishing the terms of the Notes pursuant to the Board Resolutions.  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, or as retrieved from the SEC’s EDGAR database, and the authenticity of the originals of such latter documents.  We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.  In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all their obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.  As to any facts material to the opinions expressed herein which were not independently established or verified by us, we have, with your consent, relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth below, we are of the opinion that:

The Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms when the Notes shall have been duly executed by the Company and authenticated by the Trustee as provided in the Indenture and the Board Resolutions and shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor.

The foregoing opinion as to enforceability of obligations of the Company is subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and the discretion of the court before which any proceedings therefor may be brought (such principles of equity are of general application, and in applying such principles, a court may include a covenant of good faith and fair dealing and apply concepts of reasonableness and materiality).

Members of our firm are admitted to the Bar in the State of New York and we do not express any opinion as to the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware, as in effect on the date hereof.  We disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and to all references to our firm included in the Registration Statement and Prospectus.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the related rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ White & Case LLP

WHITE & CASE LLP